                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 24, 1997


                                 MEDIRISK, INC.
                            (Exact name of registrant
                          as specified in its charter)

         Delaware                     000-27056              58-2256400
- --------------------------------------------------------------------------------
         (State or other              (Commission            (I.R.S. Employer
         jurisdiction of              File Number)           Identification No.)
         incorporation)

Two Piedmont Center, Suite 400, 3565 Piedmont Rd., Atlanta, Georgia      30305
- --------------------------------------------------------------------------------
               (Address of principal executive officers)              (Zip Code)



       Registrant's telephone number, including area code: (404) 364-6700

                                       N/A
         ---------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
         EXHIBITS.

         On June 24, 1997, Medirisk, Inc. (the "Company") completed the acquisition of CIVS, Inc. ("CIVS"). The Company hereby amends its Current Report on Form 8-K dated July 9, 1997 with respect to the acquisition of CIVS to include the below-referenced financial statements and pro forma financial information.

         (a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

CIVS, Inc.

         Audited:
         --------
         Report of Independent Auditors............................................................. F-1
         Balance Sheets as of December 31, 1996 and 1995.............................................F-2
         Statements of Operations for the years ended December 31, 1996 and 1995.....................F-3
         Statements of Stockholders' Equity (Deficit) for the years ended December 31,
                  1996 and 1995......................................................................F-4
         Statements of Cash Flows for the years ended December 31, 1996 and 1995.....................F-5
         Notes to Financial Statements...............................................................F-6

         Unaudited:
         ----------

         Balance Sheet as of March 31, 1997..........................................................F-11
         Statements of Operations for the three months ended March 31, 1997 and 1996.................F-12
         Statements of Cash Flows for the three months ended March 31, 1997 and 1996.................F-13
         Notes to Unaudited Financial Statements.....................................................F-14

         (b)      PRO FORMA FINANCIAL INFORMATION.

         The assets and liabilities of CIVS were included in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed with the Securities and Exchange Commission on August 14, 1997; therefore, no pro forma balance sheet is presented. The following pro forma financial information relating to the Company and CIVS is included herein:

                  Pro Forma Consolidated Condensed Statements of Operations
                       for the six-month period ended June 30, 1997 and for the year ended December 31, 1996.......................................................F-15
                  Notes to Unaudited Pro Forma Consolidated Condensed
                       Statements of Operations......................................................F-16


         (c)      EXHIBITS
                  None

                         Report of Independent Auditors

Board of Directors and Stockholders
CIVS, Inc.

We have audited the accompanying balance sheets of CIVS, Inc. (formerly Credential Information and Verification Services, Inc.) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CIVS, Inc. (formerly Credential Information and Verification Services, Inc.) at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles




                                             /s/ Ernst & Young LLP



Vienna, Virginia
March 7, 1997

                                   CIVS, Inc.
        (formerly Credential Information and Verification Services, Inc.)

                                 Balance Sheets

                                                               DECEMBER 31,
                                                            1996         1995
                                                         ----------------------
ASSETS
  Cash and cash equivalents                              $ 145,070    $  11,193
  Accounts receivable                                      421,906      170,555
  Deferred charges                                         101,218       38,606
  Prepaid expenses and other current assets                 13,973        2,410
                                                         ----------------------
Total current assets                                       682,167      222,764

Equipment                                                  297,246      114,721
Accumulated depreciation and amortization                  (80,782)     (20,369)
                                                         ----------------------
                                                           216,464       94,352

Deposits                                                    16,968       16,822
                                                         ----------------------
Total assets                                             $ 915,599    $ 333,938
                                                         ======================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Accounts payable and accrued expenses                  $ 159,278    $ 276,681
  Deferred revenue                                         298,851      215,938
  Current portion of capital lease obligations              22,896        8,042
  Notes payable                                                 --       50,000
                                                         ----------------------
Total current liabilities                                  481,025      550,661

Capital lease obligations, net of current portion           75,136       32,671

Commitments                                                     --           --

Stockholders' equity (deficit):
  Common stock, $.01 par value, 5,000 shares
   authorized, 1,320 and 990 shares issued and
   outstanding at December 31, 1996 and 1995,
   respectively                                                 13           10
  Capital in excess of par value                           512,665       22,325
  Accumulated deficit                                     (153,240)    (271,729)
                                                         ----------------------
Total stockholders' equity (deficit)                       359,438     (249,394)
                                                         ----------------------
Total liabilities and stockholders' equity (deficit)     $ 915,599    $ 333,938
                                                         ======================

See accompanying notes.

                                   CIVS, Inc.
        (formerly Credential Information and Verification Services, Inc.)

                            Statements of Operations


                                                       YEAR ENDED DECEMBER 31,
                                                         1996           1995
                                                     --------------------------
Net revenues                                         $ 2,647,624    $ 1,210,701
Costs and expenses:
 Database operations and maintenance
  services                                               752,775        487,883
 License fees and royalties                               61,728         33,829
 Selling, general and administrative expenses            648,813        374,636
 Salaries, wages and benefits                          1,079,719        552,362
                                                     --------------------------
Income (loss) from operations                            104,589       (238,009)


Interest and other income                                 13,900          4,026
                                                     --------------------------

Net income (loss)                                    $   118,489    $  (233,983)
                                                     ==========================






See accompanying notes.

                                   CIVS, Inc.
        (formerly Credential Information and Verification Services, Inc.)

                  Statements of Stockholders' Equity (Deficit)

                                                        CAPITAL IN
                                       COMMON STOCK      EXCESS OF  ACCUMULATED
                                    SHARES   PAR VALUE      PAR       DEFICIT        TOTAL
                                    -------------------------------------------------------
Balance at December 31, 1994        1,018    $      10   $  22,325   $ (15,746)   $   6,589

 Repurchase of common stock           (28)          --          --          --           --

 Distribution to stockholders          --           --          --     (22,000)     (22,000)

 Net loss                              --           --          --    (233,983)    (233,983)
                                    -------------------------------------------------------

Balance at December 31, 1995          990           10      22,325    (271,729)    (249,394)

 Issuance of common stock             330            3     490,340          --      490,343

 Net income                            --           --          --     118,489      118,489
                                    -------------------------------------------------------

Balance at December 31, 1996        1,320    $      13   $ 512,665   $(153,240)   $ 359,438
                                    =======================================================






See accompanying notes.

                                   CIVS, Inc.
        (formerly Credential Information and Verification Services, Inc.)

                            Statements of Cash Flows


                                                         YEAR ENDED DECEMBER 31,
                                                            1996         1995
                                                         ----------------------
OPERATING ACTIVITIES
Net income (loss)                                        $ 118,489    $(233,983)
Adjustments to reconcile net income (loss)
 to net cash used in operating activities:
 Depreciation and amortization                              60,413       18,051
 Changes in operating assets and liabilities:
  Accounts receivable                                     (251,351)    (169,289)
  Deferred charges                                         (62,612)     (19,651)
  Prepaid expenses and other current assets                (11,563)      (2,410)
  Deposits                                                    (146)     (16,822)
  Accounts payable and accrued expenses                   (117,403)     248,345
  Deferred revenue                                          82,913      158,826
                                                         ----------------------
Net cash used in operating activities                     (181,260)     (16,933)


INVESTING ACTIVITIES
Purchases of equipment                                    (111,210)     (58,806)
                                                         ----------------------
Net cash used in investing activities                     (111,210)     (58,806)


FINANCING ACTIVITIES
Proceeds from (payments on) notes payable                  (50,000)      50,000
Distributions to stockholders                                   --      (22,000)
Proceeds from (payments on) capital lease obligations      (13,996)      (3,919)
Net proceeds from issuance of common stock                 490,343           --
                                                         ----------------------
Net cash provided by financing activities                  426,347       24,081

Net increase (decrease) in cash and cash equivalents       133,877      (51,658)

Cash and cash equivalents at beginning of year              11,193       62,851
                                                         ----------------------

Cash and cash equivalents at end of year                 $ 145,070    $  11,193
                                                         ======================






See accompanying notes.

                                   CIVS, Inc.
        (formerly Credential Information and Verification Services, Inc.)

                          Notes to Financial Statements

                           December 31, 1996 and 1995


1. ORGANIZATION

CIVS, Inc. (formerly Credential Information and Verification Services, Inc.), (the "Company"), a Maryland-based company, was organized in October of 1991 to provide electronic primary source verification for health care providers' credentials to managed care organizations, hospitals and the health care insurance industry. During 1996, the Company changed its name to CIVS, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

INCOME TAXES

The Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders include their share of the Company's net income (loss) in their individual tax returns.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed on a straight-line basis over the estimated useful lives, which varies between three and five years.

                                   CIVS, Inc.
        (formerly Credential Information and Verification Services, Inc.)

                    Notes to Financial Statements (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DIVIDENDS

The Company has not paid dividends to stockholders of its common stock and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors. The Company has made distributions to its stockholders to assist in meeting their Subchapter S tax liabilities.

DEFERRED CHARGES

Deferred charges represent costs related to contracts whose related revenue will be recognized in subsequent periods in accordance with the Company's revenue recognition policy. Based on the pricing mechanisms and expected costs under these contracts, management believes that future revenues will be sufficient to absorb the deferred costs. These capitalized costs will be amortized as the related revenue is earned from each contract, generally over a thirty to ninety day period.

REVENUE RECOGNITION

Revenues related to application processing services are recorded when the applications are processed and revenues related to credentialing services are recorded as credential verification reports are delivered to customers. The Company accounts for each project (duration of usually two to four months) using the completed contract method. Provisions for anticipated losses are made in the period in which they first become determinable.

Deferred revenue represents payments received in advance of the performance of credentialing services.

STOCK-BASED COMPENSATION

During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plan. See Note 9 to the financial statements for further information.

                                   CIVS, Inc.
        (formerly Credential Verification and Information Services, Inc.)

                  Notes to Financial Statements (Continued)


3. OPERATING LEASES

The Company leases office space in Rockville, Maryland under the terms of a lease which terminates on March 31, 2001. Rent expense for the years ending December 31, 1996 and 1995 amounted to $95,708 and $52,367, respectively. The Company's future minimum lease commitments under noncanceleable operating leases are as follows:

                           1997                       $122,216
                           1998                        125,882
                           1999                        129,659
                           2000                        133,548
                           2001                        137,554
                                                      --------
                                                      $648,859
                                                      ========

4. CAPITAL LEASES

At December 31, 1996 and 1995, the cost of the equipment recorded under capital leases amounted to $115,947 and $44,632, respectively. Accumulated amortization related to capital leases was $23,753 and $5,163 at December 31, 1996 and 1995, respectively.

The present value of future minimum lease payments under capital leases as of December 31, 1996 is as follows:

                    1997                                         $ 34,976
                    1998                                           34,976
                    1999                                           29,085
                    2000                                           18,013
                    Thereafter                                      8,400
                                                                 --------
                    Total                                         125,450
                    Less amount representing interest              27,418
                                                                 --------
                    Present value of minimum lease payments        98,032
                    Less current portion                           22,896
                                                                 --------
                    Obligations under capital leases, net of
                      current portion                            $ 75,136
                                                                 ========

The non-cash portion of the capital lease transaction is excluded from the statements of cash flows. Amortization expense related to capital leased equipment is included in depreciation and amortization expense in the statements of cash flows.

                                   CIVS, Inc.
        (formerly Credential Verification and Information Services, Inc.)

                  Notes to Financial Statements (Continued)


5. NOTES PAYABLE

During 1995, the Company executed two notes payable agreements totaling $50,000 with two individuals whereby the principal amount was payable in sixty days (February, 1996). During 1996, the balance plus accrued interest was repaid.

6. FINANCING TRANSACTION

During 1996, the Company sold 330 shares of common stock to a group of four private investors, which netted the Company approximately $490,000 in total proceeds.

7. MAJOR CUSTOMERS

During 1996, two customers accounted for approximately 46% of the Company's net revenues. During 1995, three customers accounted for approximately 58% of the Company's net revenues.

8. RETIREMENT PLAN

The Company has adopted a 401(k) Plan (the "Plan"). The Plan, which covers all employees who have completed 12 months and 1,000 hours of service, stipulates that employees may elect an amount up to the maximum allowable under IRS guidelines to contribute to the Plan. Additionally, the Company's Board of Director's approves Company contributions to match 20% of employee contributions. Contributions were made by the Company in the amount of $4,698 and $2,884 during the years ended December 31, 1996 and 1995, respectively.

9. STOCK OPTION PLAN

The Company applies APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS No. 123 on 1996 pro forma net income as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company's

                                   CIVS, Inc.
        (formerly Credential Verification and Information Services, Inc.)

                  Notes to Financial Statements (Continued)


9. STOCK OPTION PLAN (CONTINUED)

net income for 1996 would not be materially different from the reported amount.

The 1996 Stock Option Plan (the "1996 Plan") provides for the granting of options to purchase up to 70 shares of the Company's common stock, at a price, for the incentive options, not less than the fair market value of the common stock on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally three years. Outstanding options expire after ten years.

Additional information with respect to 1996 Stock Option activity is summarized as follows:

                                                                    Weighted-
                                                                     Average
                                                                    Exercise
                                                    Shares            Price
                                                    ------          ---------
Outstanding at beginning of year                      -                  -
Options granted                                       33              $1,912
Options exercised                                     -                  -
Options canceled or expired                           -                  -
                                                    ------            ------
Outstanding at end of year                            33              $1,912
                                                    ======            ======
Options exercisable at year-end                       -                  -
                                                    ======            ======


At December 31, 1996, thirty-seven options were available for future grant.

                                   CIVS, INC.
                             UNAUDITED BALANCE SHEET

(Amounts in thousands)                                                   MARCH 31, 1997
Current assets
   Cash and cash equivalents                                              $   124
   Accounts receivable, net                                                   261
   Prepaid expenses                                                            12
   Other current assets                                                        97
                                                                          -------
      Total current assets                                                    494

Property and equipment, net                                                   248

Other assets                                                                   21
                                                                          -------

      Total assets                                                        $   763
                                                                          =======
Current liabilities
   Accounts payable                                                       $   150
   Accrued expenses                                                           178
   Long-term debt and obligations under capital leases                         28
   Deferred revenue                                                           193
                                                                          -------
      Total current liabilities                                               549

Long-term debt and obligations under capital leases                            75
                                                                          -------
      Total liabilities                                                       624

Total stockholders' equity                                                    139
                                                                           ------
                                                                              139

      Total liabilities and stockholders' equity                          $   763
                                                                          =======

See accompanying notes to unaudited financail statements.

                                    CIVS, INC
                       UNAUDITED STATEMENTS OF OPERATIONS

(Amounts in thousands)

                                                          THREE MONTHS
                                                          ENDED MARCH 31,
                                                        -----------------

                                                           1997       1996
                                                           ----       ----
Revenue                                                  $   663     $  455
Salaries, wages and benefits                                 486        238
Other operating expenses                                     378        296
Depreciation and amortization                                 23          9
                                                         -------     ------
   Operating loss                                           (224)       (88)
Interest income(expense), net                                 (1)         2
                                                         -------     ------
   Net loss                                              $  (225)    $  (86)
                                                         =======     ======


See accompanying notes to unaudited financial statements.

                                   CIVS, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS

(Amounts in thousands)
                                                                     THREE MONTHS
                                                                     ENDED MARCH 31,
                                                                   ------------------

                                                                      1997       1996
                                                                      ----       ----
Cash flows from operating activities:
   Net loss                                                          $  (225)   $ (86)
   Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
      Depreciation and amortization                                       23        9
      Decrease (increase) in:
         Accounts receivable                                             161       57
         Other assets                                                      3      (50)
      Increase (decrease) in:
         Accounts payable                                                 47      (31)
         Accrued expenses and other liabilities                          121      (19)
         Deferred revenue                                               (101)      51
                                                                     -------    -----
            Net cash provided by (used in) operating activities           29      (69)
                                                                     -------    -----

Cash flows from investing activities:
   Purchases of property and equipment                                   (45)     (35)
                                                                     -------    -----
            Net cash used in investing activities                        (45)     (35)
                                                                     -------    -----
Cash flows from financing activities:
   Proceeds from issuance of common stock                                 --      490
   Payments on long-term debt and obligations under capital leases        (5)     (50)
                                                                     -------    -----
           Net cash provided by (used in) financing activities            (5)     440
                                                                     -------    -----

           Net increase (decrease) in cash and cash equivalents          (21)     336
Cash and cash equivalents at beginning of period                         145       11

                                                                     -------    -----
Cash and cash equivalents at end of period                           $   124    $ 347
                                                                     =======    =====

See accompanying notes to unaudited financial statements.

                                   CIVS, INC.

                   NOTES TO UNAUDITED FINANCIAL STATEMENTS


(1)      Basis of Presentation

         These unaudited financial statements include the financial position and results of operations of CIVS, Inc. as of March 31, 1997 and for the three months ended March 31, 1997 and 1996.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the unaudited financial statements of CIVS, Inc. as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 have been included. Operating results for the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

                         MEDIRISK, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share amounts)
                                                                    SIX MONTHS ENDED JUNE 30, 1997
                                                   ---------------------------------------------------------------------
                                                              HISTORICAL
                                                   --------------------------------       PRO FORMA          PRO FORMA
                                                        MEDIRISK, INC.        CIVS        ADJUSTMENTS       CONSOLIDATED
                                                        --------------       ------       -----------       ------------
                                                                            (1)
Revenue                                                       $5,893         $1,119          $ --               $ 7,012
Salaries, wages and benefits                                   3,480            844            --                 4,324
Other operating expenses                                       1,539            761            --                 2,300
Depreciation and amortization                                    450             40            64(2)                554
Acquired in-process research and development costs             3,100             --        (3,100)(3)                --
                                                              ------         ------        ------               -------
   Operating income(loss)                                     (2,676)          (526)        3,036                  (166)
Interest income(expense), net                                    197             (2)         (115)(4)                80
                                                              ------         ------        ------               -------
   Net income(loss) before extraordinary item                 (2,479)          (528)        2,921                   (86)
Extraordinary item - Loss on early extinguishment of debt       (806)            --            --                  (806)
                                                              ------         ------        ------               -------
   Net loss                                                   (3,285)          (528)        2,921                  (892)
Series A and Series B convertible preferred stock
   dividend requirement                                          (25)            --            --                   (25)
                                                              ------         ------        ------               -------
Net loss attributable to common stock                         (3,310)          (528)        2,921                  (917)
                                                              ======         ======        ======               ========
Net loss per share of common stock                            $(0.90)                                           $ (0.24)
Weighted average number of common shares outstanding           3,658                                              3,773(5)


                                                                    YEAR ENDED DECEMBER 31, 1996
                                                     -----------------------------------------------------------------
                                                                HISTORICAL
                                                     -------------------------        PRO FORMA          PRO FORMA
                                                     MEDIRISK, INC.      CIVS        ADJUSTMENTS       CONSOLIDATED
                                                     --------------      -----     ---------------     --------------
                                                                       (6)
Revenue                                                    $ 8,904       $ 2,648      $ --             $  11,552
Salaries, wages and benefits                                 6,093         1,218        --                 7,311
Other operating expenses                                     2,314         1,256        --                 3,570
Depreciation and amortization                                  787            60       154(2)              1,001
Acquired in-process research and development costs           6,180            --        --                 6,180
                                                           -------       -------      ----             ---------
   Operating income(loss)                                   (6,470)          114      (154)               (6,510)
Interest income(expense), net                                 (703)            4      (277)(4)              (976)
Other expense                                                  (57)           --        --                   (57)
                                                           -------       -------      ----             ---------
   Net loss                                                 (7,230)          118      (431)               (7,543)
Series A and Series B convertible preferred stock
   dividend requirement                                       (202)           --        --                  (202)
                                                           -------       -------      ----             ---------
Net loss attributable to common stock                       (7,432)          118      (431)               (7,745)
                                                           =======       =======      ====             =========
Net loss per share of common stock
                                                           $ (3.56)                                    $   (3.50)
Weighted average number of common shares outstanding         2,087                                         2,216(5)


See accompanying notes to unaudited pro forma consolidated condensed Statements of Operations.

                         MEDIRISK, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                           STATEMENTS OF OPERATIONS

         Effective as of June 1, 1997 Medirisk, Inc. (the "Company") acquired all of the shares of CIVS, Inc., a Rockville, Maryland-based provider of credentialling services to hospitals and managed care organizations, for $3.5 million in cash and 129,166 shares of the Company's Common Stock at a price of $7.50 per share. The Company recorded the acquisition using the purchase method of accounting with $3.1 million of the purchase price allocated to acquired in-process research and development costs and charged to the consolidated statement of operations in June 1997. During the remainder of 1997, Medirisk expects to incur nonrecurring charges of approximately $300,000 for planned integration costs.

         The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 illustrate the estimated effects of the acquisition had it occurred as of the beginning of the periods presented.

         The unaudited pro forma consolidated condensed statements of operations have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of such acquisition. For purpose of the unaudited pro forma consolidated condensed statements of operations, such allocations have been made based upon currently available information and management's estimates.

         The historical statements of operations are derived from the audited financial statements of the Company and CIVS, Inc. for the year ended December 31, 1996 and the unaudited financial statements of the Company and CIVS, Inc. for the six months ended June 30, 1997.

         The unaudited pro forma consolidated condensed statements of operations do not purport to represent what the results of operations of the Company would actually have been if the acquisition had occurred on such dates or to project the results of operations of the Company for any future date or period. The unaudited pro forma consolidated condensed statements of operations should be read together with the Financial Statements and Notes thereto of the Company and CIVS, Inc. The unaudited pro forma consolidated condensed statements of operations reflect the following adjustments:

(1) Reflects the historical operating results of CIVS, Inc. for the five months ended May 31, 1997. The operating results of CIVS, Inc. for June 1997 are included in the Company's operating results.

(2) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the purchase price. These intangible assets and their lives are as follows:

                  Goodwill                    $1,072,000      15 years
                  Technological Know-how      $  415,000       5 years


(3) Reflects the reversal of the nonrecurring acquired in-process research and development costs incurred in the acquisition of CIVS, Inc. This charge was included in the June 30, 1997 historical statement of operations and is being excluded from the six months ended June 30, 1997 pro forma statement of operations.

(4) Reflects interest expense on the cash payment of $3.5 million to fund the acquisition of CIVS, Inc. at the rate of 8% per annum.

(5) Reflects the increased shares of common stock outstanding resulting from the acquisition of CIVS, Inc.

(6) Reflects the historical operating results of CIVS, Inc. for the year ended December 31, 1996. Certain amounts have been reclassified to conform to the Company's basis of presentation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MEDIRISK, INC.

                                            By:  /s/ Kenneth M. Goins, Jr.
                                                 -------------------------------
                                                 Kenneth M. Goins, Jr.
                                                 Executive Vice President
                                                 Chief Financial Officer

Dated:  September 4, 1997


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